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                                                                       EXHIBIT 5

                [LETTERHEAD OF CLARK, KLEIN & BEAUMONT, P.L.C.]


                                                               DECEMBER 15, 1995


Code-Alarm, Inc.
950 E. Whitcomb
Madison Heights, Michigan 48071

        Re: Code-Alarm, Inc. (the "Company")
            Offering of up to $11,500,000 principal amount
                 % Convertible Subordinated Debentures due 2003

Gentlemen:

     We have acted as securities counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), including a Prospectus for the
offering of up to $11,500,000 aggregate principal amount of your      %
Convertible Subordinated Debentures due 2003 (the "Debentures") pursuant to an indenture in substantially the form set forth as an exhibit to the Registration Statement (the "Indenture"), between the Company and State Street Bank and Trust Company as trustee (the "Trustee"). This opinion is being furnished to you in connection with the filing of the Registration Statement and the subsequent issuance of the Debentures.

     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the laws of the State of Michigan and the General Corporation Law of the State of Delaware.

     Based on and subject to the foregoing, it is our opinion that when (i) the Registration Statement shall become effective under the Act, (ii) the Indenture shall have become qualified under the Trust Indenture Act of 1939, as amended,
(iii) the securities or "blue sky" laws of certain states shall have been complied with, (iv) the Indenture has been executed and delivered by the Company and the Trustee, (v) the Debentures are executed by the Company and authenticated by the Trustee, and (vi) the Debentures have been paid for and issued as provided in the Indenture (or any supplement thereto), the Debentures will be legal, valid and binding obligations of the Company. The shares of Common Stock of the Company initially issuable upon conversion of the Debentures have been duly authorized and reserved for issuance upon such conversion, and when issued upon such conversion, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion with and as a part of the Registration Statement (including any amendments thereto) and the use of our name, as counsel for the Company, in the Registration Statement and in the related Prospectus (including any supplements thereto) under the caption "Legal Matters." In granting such consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,

                                      CLARK, KLEIN & BEAUMONT, P.L.C.

DKC